Exhibit 4.6

landmark bancorp, inc.

2015 stock incentive Plan

Nonqualified Stock Option Award Agreement

The Participant specified below has been granted a nonqualified stock option (the “Option”) by Landmark Bancorp, Inc., a Delaware corporation (the “Company”), under the Landmark Bancorp, Inc. 2015 Stock Incentive Plan (the “Plan”).  The Option shall be subject to the terms of the Plan and the terms set forth in this Nonqualified Stock Option Award Agreement (“Award Agreement”).

Section 1.            Award. The Company has granted to the Participant the Option, which represents the right of the Participant to purchase the number of Covered Shares at the Exercise Price set forth in Section 2 below, subject to the terms of this Award Agreement and the Plan.

Section 2.            Terms of Option Award.  The following words and phrases relating to the Option have the following meanings:

(a)          The “Participant” is ______________________________.

(b)          The “Grant Date” is ______________________________.

(c)          The number of “Covered Shares” is ____________________ Shares.

(d)          The “Exercise Price” is $____________________ per Covered Share.

Except for words and phrases otherwise defined in this Award Agreement, any capitalized word or phrase in this Award Agreement has the meaning set forth in the Plan.

Section 3.            Nonqualified Stock Option.  The Option is not intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b).

Section 4.            Vesting.

(a)          Each installment of Covered Shares set forth in the table immediately below (each, an “Installment”) shall become vested and exercisable on the “Vesting Date” for such Installment set forth in the table immediately below; provided that the Participant’s Termination of Service has not occurred prior thereto:

Installment	Vesting Date applicable to Installment
___% of Covered Shares	Date/Event/Other Condition

(b)          Notwithstanding the foregoing provisions of this Section 4, all the Covered Shares shall become fully vested and immediately exercisable upon the Participant’s Termination of Service due to the Participant’s Disability or the Participant’s death.

(c)          Upon a Change in Control, the Option shall be treated in accordance with Section 4.1 of the Plan.

(d)          The Option shall not be exercisable on or after the Participant’s Termination of Service, except as to that portion of Covered Shares for which it was exercisable immediately prior to such Termination of Service or became exercisable on the date of such Termination of Service.

Section 5.            Expiration.  Notwithstanding any term of this Award Agreement to the contrary, the Participant shall forfeit the Option in its entirety as of the Company’s close of business on the last business day that occurs prior to the Expiration Date.  The “Expiration Date” shall be the earliest to occur of the following:

(a)          The three (3)-month anniversary of the Participant’s Termination of Service other than (i) for Cause or (ii) due to the Participant’s Disability or death; provided, however, that if the Participant dies after the date of Termination of Service but before the three (3)-month anniversary of the Participant’s Termination of Service, the Expiration Date shall automatically be extended to the one (1)-year anniversary of Participant’s Termination of Service;

(b)          The one (1)-year anniversary of the Participant’s Termination of Service due to the Participant’s Disability or death;

(c)          The ten (10)-year anniversary of the Grant Date; or

(d)          The effective date of a Termination of Service for Cause.

Section 6.             Exercise.

(a)          Method of Exercise. The vested portion of the Option may be exercised by the Participant in whole or in part by providing notice of option exercise to the Corporate Secretary of the Company at its corporate headquarters, in a form prescribed by the Committee or satisfying such other procedures as shall be set forth by the Committee from time to time. Such notice shall specify the number of Covered Shares that the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such Covered Shares as further set forth in Section 6(b) below.

(b)          Payment of Exercise Price. Without limitation of Section 8 below, the payment of the Exercise Price shall be by cash or, subject to limitations imposed by applicable law, by any of the following means as permitted by the Committee from time to time: (i) by tendering, either actually or by attestation, Shares acceptable to the Committee and valued at Fair Market Value as of the time of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell Shares acquired upon exercise of the Option and to remit to the Company no later than the third business day following exercise a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; (iii) by payment through a net exercise such that, without the payment of any funds, the Participant may exercise the Option and receive the net number of Shares equal in value to (A) the number of Shares as to which the Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value (on the date of exercise) less the Exercise Price, and the denominator of which is such Fair Market Value (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); (iv) by personal, certified, or cashiers’ check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof.

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(c)          Restrictions. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate any applicable laws or the applicable rules of any securities exchange or similar entity, and shall not be exercisable during any blackout period established by the Company from time to time.

Section 7.          Delivery of Shares. Delivery of Shares or other amounts under this Award Agreement and the Plan shall be subject to the following:

(a)          Compliance with Applicable Laws.  Notwithstanding any other term of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.

(b)          Certificates Not Required.  To the extent that this Award Agreement and the Plan provide for the issuance of Shares, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

Section 8.           Withholding.  The exercise of the Option, and the Company’s obligation to issue Shares upon exercise, is subject to withholding of all applicable taxes.  As permitted by the Committee from time to time, such withholding obligation may be satisfied at the election of the Participant (a) through cash payment by the Participant, (b) through the surrender of Shares that the Participant already owns, or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.

Section 9.           Non-Transferability of Option.  The Option, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, the Option shall not be assigned, transferred, pledged, hypothecated, or otherwise disposed of by the Participant in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment, or similar process.  Any attempt at assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, or the levy of any attachment or similar process upon the Option, shall be null and void and without effect.

Section 10.         Heirs and Successors.  This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and any person acquiring all or substantially all of the Company’s assets or business. If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed at the time of the Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require. The Participant’s designation of beneficiary may be amended or revoked by the Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.

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Section 11.         Administration.  The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.

Section 12.         Plan Governs. Notwithstanding any provision of this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Company. This Award Agreement shall be subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time. Notwithstanding any term of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Award Agreement, the corporate records of the Company shall control.

Section 13.         Not an Employment Contract. Neither the Option nor this Award Agreement shall confer on the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.

Section 14.         No Rights as Stockholder.  The Participant shall not have any rights of a Stockholder with respect to the Covered Shares until a stock certificate or its equivalent has been duly issued following exercise of the Option as provided herein.

Section 15.         Amendment. Without limitation of Section 18 and Section 19 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

Section 16.         Governing Law. This Award Agreement, the Plan, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 17.         Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 18.         Section 409A Amendment. The Option is intended to be exempt from Code Section 409A and this Award Agreement shall be administered and interpreted in accordance with such intent. The Committee reserves the right to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee.

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Section 19.         Clawback. The Option and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s or a Subsidiary’s application, implementation, and enforcement of (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant together with all other similarly situated participants, whether adopted prior to or following the date of this Award Agreement and (b) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, and agrees that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy, and applicable law, without further consideration or action.

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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of this Award Agreement, all as of the Grant Date.

Landmark Bancorp, Inc.

By:

Print Name:

Title:

Participant

Print Name:

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